Exhibit 10.62

Addendum 2 To The Lease Dated 12/17/15

By and Between

Ultragenyx Pharmaceutical Inc. As Lessee and

Condiotti Enterprises, Inc. As Lessor

On or about December 17, 2015 the above Parties entered into a Lease and Addendum 1 (the “Lease”) for the entire Premises of 81 Digital Drive, Novato, California which included approximately 25,100sf.  The Parties now wish to incorporate the following provisions into that Lease:

51. There shall be added to the Lease approximately 4,388sf of Building at 77 Digital Drive.  This added space consists of approximately 2,388sf of first floor office and 2,000sf of second floor office.

52. The Term for this additional space shall be from April 1st, 2016 to July 31, 2017.

53. The anniversary date for this additional space shall be January 1.

54. Base Monthly Rent for this additional space shall be $5,485.00NNN for the period March 1, 2016 to December 31, 2016.  Thereafter, the Base Monthly Rent shall be adjusted per the Terms of the Lease.  Lessee may have immediate occupancy of this additional space upon receipt by Lessor of this executed agreement and Lessee’s certificate of insurance adding the space per the terms of the Lease.

55. Lessee shall have an Option to Extend the initial Term of this Lease from August 1, 2017 through December 31, 2020 upon the following terms and conditions:

     A. Lessee shall provide advance written notice of intent to extend to be received by Lessor by or before January 31, 2017.

     B. Lessee shall retain the entire additional space (4,388sf).

     C. Lessee shall be in compliance with all terms and conditions of the Lease and have no outstanding amount due as of the date of the advance notice to Lessor.

     D. Lessee shall retain the space in “As-Is” condition.

     E. This Option to Extend is personal to Lessee and is not assignable or transferrable to any other party, except as noted in the Lease.

     F. Lessee and Lessor acknowledge and agree that any commission, referral, or other fee incurred in relation to the Option to Extend shall be solely borne by the party incurring such commission or fee.

     G. Should Lessee exercise this Option to Extend, Base Monthly Rent for the period August 1, 2017 through December 31, 2017 shall remain at the same rate as the Term expiring July 31, 2017.  Thereafter, the Base Monthly Rent shall be adjusted annually on January 1 throughout the remaining Term, as provided in the Lease.

56. In all other terms, conditions and obligations the Lease shall remain in full force and effect.

[Signature page follows]

Agreed to and effective as of the 14 day of March, 2016.

___/s/ Tom Kassberg__________________                                              ___/s/ Jan Warz_________________

Tom Kassberg, CBO                                                                Jan Warz, VP of Leasing and COO

Ultragenyx Pharmaceutical Inc.                                                                     Condiotti Enterprises, Inc.

Date:__MARCH 14, 2016________________         Date:___3/15/16_______________